UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    September 18, 2007

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)
Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code      (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

LSB Industries, Inc. (the “Company”) and its subsidiary, Cherokee Nitrogen Company (“CNC”), entered into a Settlement Agreement and Release on September 24, 2007, with Dynegy, Inc. (“Dynegy”), Dynegy’s subsidiary, Dynegy Marketing and Trade (“DMT”), and Nelson Brothers, LLC (“Nelson”), to settle the lawsuit discussed in the Company’s Form 10-Q for the quarter ended June 30, 2007, titled Nelson Brothers, LLC v. Cherokee Nitrogen v. Dynegy Marketing, pending in Alabama state court in Colbert County, Alabama (the “Lawsuit”). Dynegy filed a counterclaim against CNC for $580,000 allegedly owed on account, which has been recorded by CNC.  The settlement will result in the dismissal with prejudice of all matters in the Lawsuit and the net payment to CNC of approximately $2.7 million, as well as allow CNC to retain the disputed $580,000 account payable.  The Settlement Agreement and Release was entered into in accordance with a Memorandum of Understanding between the parties dated September 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   September 24, 2007

LSB INDUSTRIES, INC.

By: /s/ Jim D. Jones
Jim D. Jones,
Senior Vice President,
Corporate Controller and Treasurer